Exhibit 10.2

THIRD AMENDMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment to the Amended and Restated Employment Agreement (“Third Amendment”) is entered into between General Moly, Inc., a Delaware corporation (“the Company”) and Bruce D. Hansen (“Executive”) to be effective as of January 16, 2016.

RECITALS

A.            Effective January 1, 2012, the Company and Executive entered into an Amended and Restated Employment Agreement (“the Agreement”).

B.            Effective September 6, 2013, the Company and Executive entered into a First Amendment to the Agreement providing for a temporary salary reduction that was revoked on its terms effective with the reinstatement of Executive’s Base Compensation effective January 1, 2015.

C.            Effective January 1, 2016, the Company and Executive entered into a Second Amendment to the Agreement provide for modifications to Term and Separation Pay provisions as provided for in the Agreement.

D.            Effective January 16, 2016, the Company is once again instituting a Temporary Salary Reduction Program to assist the Company with cash conservation efforts as the Company progresses financing efforts for the construction and operation of the Mt. Hope Project in Eureka County, Nevada.

E.             Executive and the Company desire to amend the Agreement to make clear that Executive’s Base Compensation pursuant to the Agreement shall not be reduced or otherwise affected by the Company’s Temporary Salary Reduction Program, as approved by the Company’s Board of Directors, for the limited purpose of determining Separation Pay under the Agreement.

F.              Executive and the Company also desire to amend the Agreement to temporarily remove application of the material diminution definition of Good Reason related to Executive’s Base Compensation for the limited period that the Company’s Temporary Salary Reduction Program is in place.

G.            Executive and the Company agree to revoke this Third Amendment at the termination of the Company’s Temporary Salary Reduction Program.

AMENDMENT

1.              Section 3.1 Base Compensation is hereby amended with the addition of the following two (2) sentences at the end of Section 3.1:

Executive’s Base Compensation, as reduced by the January 16, 2016 implementation of the Company’s Temporary Salary Reduction Program, shall not be used for determining “Separation Pay” under Section 4.3(a)(i) and (b)(i), and “Additional Separation Pay” under Section 4.4(a)(ii).  For the avoidance of any doubt, Executive’s Base Compensation for determining “Separation Pay”

under Section 4.3(a)(i) and (b)(i), and “Additional Separation Pay” under Section 4.4(a)(ii) shall be equal to Executive’s Base Compensation as it existed on January 15, 2016.

2.              Section 4.2(d)(i) is hereby amended to add the following underlined phrase concerning the definition of “Good Reason”:

(i)                                     a material diminution of Executive’s Base Compensation, not including any reduction to Executive’s Base Compensation agreed to between the Company and Executive during the term of the Company’s Temporary Salary Reduction Program implemented on January 16, 2016.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to the Amended and Restated Employment Agreement on the dates set forth below, to be effective January 16, 2016.

COMPANY:

GENERAL MOLY, INC.

By:	/s/ R. Scott Roswell

Name:	R. Scott Roswell

Its:	Chief Legal Officer

Date:

EXECUTIVE:

/s/ Bruce D. Hansen

BRUCE D. HANSEN

Date: